EXHIBIT 10.16


                             PSS World Medical, Inc.
                            4345 Southpoint Boulevard
                           Jacksonville, Florida 32216


                                February 1, 2001

Mr. Kirk Zambetti
3693 E. Wexford Hollow
Jacksonville, FL  32224

Dear Kirk:

     This letter will memorialize our agreement with respect to the termination of your employment and provision of consulting services for a period of time thereafter. Please acknowledge your agreement by signing in the space indicated at the end of this letter.

     1. Termination of Employment; Consulting Period. Effective as of February 1, 2001 (the "Date of Termination"), your employment with PSS World Medical, Inc. (the "Company") is hereby terminated without cause, and you will begin a 3-month period of providing consulting services to the Company (such 3-month period from February 1, 2001 to April 30, 2001 is referred to herein as the "Consulting Period").

     2. No Change of Control. You and the Company acknowledge that, as of the date hereof, there has not occurred a Change of Control of the Company, as defined in your Employment Agreement with the Company (the "Employment Agreement"), or as defined in the PSS World Medical, Inc. Officer Retention Bonus Plan, in which you are a participant (the "Retention Bonus Plan"). You and we further acknowledge that your employment is not being terminated in contemplation of or otherwise in connection with a Change of Control.

     3. Severance Benefits. In consideration of your promises and covenants contained in this agreement, and in accordance with the terms of the Employment Agreement, the Company agrees to provide you the following severance benefits:

          (i) the Company shall pay to you in a lump sum in cash within 30 days after the Date of Termination (but not sooner than the expiration of the seven-day revocation period described in Section 8(b) of this agreement), the aggregate of the following amounts:

               A.  the  sum  of  (1)  your  base  salary  through  the  Date  of
          Termination to the extent not theretofore paid, and (2) any compensation previously deferred by you (together with any accrued interest or earnings thereon), including without limitation deferrals under the PSS World Medical, Inc. Amended and Restated Officer Deferred Compensation Plan (ODIP), and any accrued vacation pay, in each case to the extent not theretofore paid; and

               B. the amount equal to twelve (12) times your monthly base salary in effect as of the Date of Termination, for a total of $264,000 (the "Severance Payment"); provided, however that (i) such amount shall be reduced by the fair value of the personal property to be retained by you, as shown on Schedule A, and (ii) $2,700 of such amount shall be paid in nine installments of $300 each beginning on the first day of the month next following the end of the Consulting Period; and

          (ii) for twelve (12) months after the Date of Termination, the Company shall continue benefits to you and/or your family at least equal to those that would have been provided to you in accordance with the welfare plans, programs, practices and policies of the Company described in Section 5(c) of your Employment Agreement in which you were participating immediately prior to the Date of Termination; provided, however, that if you become re-employed with another employer and are eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

          (iii) the Company shall, within 30 days of receipt of reasonably documented invoices therefor, reimburse your actual cost (not to exceed $15,000) for outplacement expenses incurred within one year after the Date of Termination; and

          (iv) the Company shall, within 30 days of receipt of reasonably documented invoices therefor, reimburse your actual cost (not to exceed $1,000) for legal advice and counsel in connection with your entering into this Agreement; and

          (v) the Company shall, within 30 days of receipt of reasonably documented invoices therefor, reimburse your actual cost (not to exceed $10,000) for maintaining your membership in the professional organization known as The Executive Committee; and

          (vi) all of your unvested options to acquire stock of the Company (the "Options") shall cease to vest of the Date of Termination and shall expire as to any then-unvested shares, but those Options in which the exercise price is in excess of $5.50 per share are hereby amended as of the Date of Termination to provide that they shall remain exercisable as to all then-vested shares until the end of the Retention Bonus Payment Period (as defined in Section 4 below); and

          (vii) the provisions of Section 10 of your Employment Agreement, which relate to the excise tax-gross up obligations of the Company in the event of a change of control of the Company, shall survive the Date of Termination and continue in full force and effect for two years after the end of the Retention Bonus Payment Period (as defined in Section 4 below); and

          (viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

     You acknowledge that the payments and benefits described herein are in exchange for your signing this agreement. You are reminded of your right to purchase continued health insurance coverage for a period of up to eighteen (18) months following the Date of Termination pursuant to the terms of applicable law. Such eighteen (18) month period shall run concurrently with the period for which the Company is providing coverage under Section 3(ii) above.

     4. Substitute Retention Bonus. In lieu of any rights you may have under the Retention Bonus Plan, which you hereby waive, the Company shall pay to you on the first, second and third anniversaries, respectively, of your initial participation in the Retention Bonus Plan (to the extent such amounts have not previously been paid to you as Retention Bonus) the amounts equal to 50% ($175,000), 30% ($105,000) and 20% ($70,000), respectively, of the dollar amount of your Retention Bonus (as defined therein) as in effect on the Date of Termination, i.e., without future increase due to forfeitures by other participants in the Retention Bonus Plan after the Date of Termination (the "Substitute Retention Bonus"); provided, however, that upon the occurrence of a Change of Control (as defined in the Retention Bonus Plan), any unpaid amount of your Substitute Retention Bonus (calculated as set forth above) shall be paid to you in a lump sum cash payment within 30 days after the occurrence of the Change of Control. The period beginning on the Date of Termination and ending on the last date that any portion of the Substitute Retention Bonus is due and payable to you in accordance with this Section 4 shall be referred to herein as the "Retention Bonus Payment Period."

     5. Consulting Services. The parties acknowledge that during your employment with the Company, you served in the capacity of President of Diagnostic Imaging, division of the Company. During the Consulting Period, you agree to remain available to assist the Company in transitioning to other personnel matters relating to the "Zorro" project. During the Consulting Period, the Company will, in addition to other payments required hereunder, pay you a consulting fee based on an annual rate equal to your annual Base Salary as in effect on the Date of Termination. Such payments shall begin on the later of (i) the Date of Termination, or (ii) the expiration of the seven-day revocation period described in Section 8(b) of this agreement (the "First Payment Date"), and shall be payable over the 3-month period immediately following the First Payment Date in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time. If requested by the Company, you agree to continue to provide consulting services to the Company from and after the end of such 3-month period at the rate of $1,000 per hour.

     6. Restrictions on Your Conduct.

          (a) General. The restrictive covenants in this Section 6 replace the restrictive covenants in your Employment Agreement. Such Employment Agreement restrictive covenants shall be void and of no further force or effect from and after the Date of Termination. You and the Company understand and agree that the purpose of the provisions of this Section 6 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate your post-employment competition with the Company per se, nor is it intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor. You hereby acknowledge that the post-employment restrictions set forth in this Section 6 are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the Date of Termination.

     Therefore, subject to the limitations of reasonableness imposed by law, and in consideration of the severance benefits described in Section 3 of this letter agreement and the consulting fee described in Section 5 of this letter agreement, you shall be subject to the restrictions set forth in this Section 6.

          (b) Definitions. The following capitalized terms used in this Section 6 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

          "Competitive Position" means any position with a Competitor as a Principal or Representative in which you will use or is likely to use any Confidential Information or Trade Secrets of the Company, or in which you have duties for, provide services to, or otherwise assist such Competitor where such duties, services or assistance involve Competitive Services.

          "Competitive Services" means any activities engaged in by the Company as of the Date of Termination that relate directly to the distribution of medical supplies, equipment and pharmaceuticals to primary care and other office-based physicians, or the distribution of medical diagnostic imaging supplies, chemicals, equipment and service to the acute care and alternate care market; provided, however, but without limitation, that Competitive Services shall not include (i) the manufacture of medical supplies, equipment  or  pharmaceuticals  or  medical  diagnostic  imaging  supplies, chemicals or equipment (collectively "Medical Products"), (ii) the provisions of e-commerce or internet services with respect to the dissemination of information or services related to the distribution of Medical Products, or (iii) the provision of group purchasing contract pricing or cost analyses for physicians or medical practices. "Competitor" means any Person engaged, wholly or in material part, in Competitive Services.

          "Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

          "Person" means any individual or any corporation,  partnership,  joint
     venture,  limited  liability  company,   association  or  other  entity  or
     enterprise.

          "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

          "Protected Customers" means any Person to whom the Company has sold its products or services or to whom the Company has submitted a written proposal to sell its products or services during the twelve (12) months prior to the Date of Termination.

          "Protected Employees" means employees of the Company who were employed by the Company at any time within six (6) months prior to the Date of Termination.

          "Restricted Period" means the Retention Bonus Payment Period.

          "Restricted Territory" means each of the fifty states in the United States of America.

          "Restrictive  Covenants" means the restrictive  covenants contained in
     Section 6(c) hereof.

          "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Florida.

          (c) Restrictive Covenants.

               (i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. You understand and agree that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to your own use. Accordingly, you hereby agree that you shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and you shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity. During the Restricted Period, you shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for yourself or for others, without the prior written consent of the Company. You and we acknowledge and agree that this
          Section 6 is not intended to, and does not, alter either the Company's rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

               (ii) Nonsolicitation of Protected Employees. You understand and agree that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted through your solicitation to your own use. Accordingly, you hereby agree that during the Restricted Period, you will not directly or indirectly on your own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into any relationship of employment, agency or independent contractorship with any other Person.

               (iii) Restriction on Relationships with Protected Customers. You understand and agree that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted through your solicitation to your own use. Accordingly, you hereby agree that, during the Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, on your own behalf or as a Principal or Representative of any Person, solicit, divert, or attempt to solicit or divert a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom you had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the Date of Termination. For purposes of this Agreement, you had "Material Contact" with a Protected Customer if (a) you had business dealings with the Protected Customer on the Company's behalf; (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) you obtained Trade Secrets or Confidential Information about the customer as a result of your association with the Company.

               (iv)  Noncompetition with the Company.  The parties  acknowledge:
          (A) that your services on behalf of the Company require special expertise and talent in the provision of Competitive Services and that you have had substantial contacts with customers of the Company; (B) that pursuant to your employment with the Company, you have been in a position of trust and responsibility and you have had access to a substantial amount of Confidential Information and Trade Secrets and that the Company has placed you in such position and given you access to such information in reliance upon your agreement not to compete with the Company during the Restricted Period; (C) that due to your management duties, you have been the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that you are capable of competing with the Company; and (E) that you are capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to you hereunder, you hereby agree that, during the Restricted Period, you will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by you of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; and provided further that the restrictions of this subsection (iv) shall not apply in the event of a default by the Company in the performance of any of its obligations under this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent default not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof.

          (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, you will not be restricted from disclosing or using Confidential Information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or your agent; (b) becomes available to you in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (c) was known to you on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to you by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (d) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, you will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you.

          (e) Reasonableness. The covenants contained in this Section 6 are considered by the parties hereto to be fair, reasonable and necessary for the protection of the legitimate business interests of the Company.

          (f) Enforcement of Restrictive Covenants.

               (i) Rights and Remedies Upon Breach. In the event you breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

               (ii) Severability of Covenants. You acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect, without regard to the invalid portions.

               (iii) Reformation. You and the Company agree that it is our mutual intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. You and the Company further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they will be enforceable to the maximum extent permissible at law.

     7. Certain Additional Covenants.

          (a) Agreement Not to Disparage. You and the Company agree that neither shall say, write or communicate in any manner to any person or entity in the medical community or the medical distribution industry anything substantially derogatory about the other, regardless of the truth or falsity of the information; provided, that nothing contained herein is intended to or shall limit your or the Company's ability to comply with applicable laws, rules or regulations, to obtain any benefits under any bond and/or insurance policy, or to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority. In this connection, you specifically agree that, for purposes hereof, the "Company" means and includes the Company and its officers, directors, employees, affiliates and representatives.

          (b)  Return  of  Company  Property.  At such  time as you  cease to be affiliated with the Company in any capacity, you will deliver to the Company all property belonging to the Company (except those items listed on Schedule A hereto), including, without limitation, all confidential information of the Company then in your possession, including soft and hard copies thereof, and all keys to the Company premises.

     8. General Release and Forbearance.

          (a) Release by Employee. In consideration of the severance benefits provided to you by the Company, you, for yourself, your successors, heirs, legatees, personal and legal representatives, and assigns (the "Releasors"), hereby forever release and discharge the Company, its officers, directors, stockholders, employees, agents, corporate affiliates, controlling persons, and successors, and their representatives (the "Releasees") from any claims, demands, causes of action, suits, contracts or liabilities whatsoever, in law or in equity, whether known or unknown or suspected to exist by you, which you have had or may now have against the Company or any of such related parties arising from or connected with your employment with the Company or the termination of that employment, but specifically excluding (i) whatever rights the Releasors might have to indemnification or payment of expenses arising under the Company's charter or bylaws or any other source, and (ii) the Company's obligations under this Agreement (the "Release"). Such claims or causes of action shall include, but not be limited to, (i) any claims, demands, suits or causes of action (i) in connection with any privacy right, civil rights claim, claim for emotional and mental distress; your employment with the Company; or the termination of that employment; or (ii) pursuant to any federal, state, or local employment laws, regulations, executive orders, or other requirements, including without limitation those that may relate to sex, race or other forms of discrimination, including, without limitation, Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act, and the Age Discrimination in Employment Act Title VII of the Civil Rights Act of 1964; provided, however, that this Release covers only claims that you may have under the Age Discrimination in Employment Act as of the effective date of this Release. Without limiting the generality of the foregoing, you hereby acknowledge and covenant that you have knowingly relinquished and forever released any and all rights and remedies which might otherwise be available to you, including claims for back pay, liquidated damages, recovery of interest, costs, punitive damages or attorneys' fees, and any claims for employment or reemployment with the Company.

          (b) Acknowledgments. You acknowledge that you have been advised in writing to consult with an attorney before signing this agreement and the Release. You acknowledge that you have read this Release and understand that it is a general release of the Company from any past or existing claim which you have against the Company, including any claim relating to your employment or termination of employment. You acknowledge that you have had twenty one (21) days from receipt of this Release to review it prior to signing (or have voluntarily signed this Release prior to the expiration of such 21-day prior review period) and have voluntarily decided to sign this Release. You have the right to revoke this Release within seven (7) days following the date of its execution by you. However, if you fail to execute this Release or revoke this Release within such seven (7) day period, no benefits will be payable to you under this agreement and you shall return to the Company any payments thus received prior to that date.

     9. Tax Matters. You and we acknowledge and agree that the payments and benefits described herein may be taxable income, and we each covenant to comply with all federal and state income and employment tax requirements, including all reporting and withholding requirements, relating thereto.

     10. Prior Agreements. You and the Company agree that, except as set forth in Section 8(a) above with respect to any rights to indemnification or payment of expenses, and except for the remaining time to exercise your Options and the survival of the excise tax gross-up provisions of Section 10 in your Employment Agreement, as stated in Section 3 above, this agreement supersedes and terminates any and all prior employment, separation or similar agreements, oral or written, between you and the Company, including without limitation the Employment Agreement, and that the mutual benefits and obligations of each of the parties are solely as provided for and contained in this agreement.

     11. Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

     Again, to indicate your acknowledgment of our agreement as memorialized above, please sign and date this letter and the enclosed duplicate copy in the space provided below and return one originally executed copy to the Company.

                             Very truly yours,

                             PSS World Medical, Inc.


                             By: /s/ David A. Smith
                                 ----------------------------------------
                                 David A. Smith
                                 President


         THE UNDERSIGNED HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS OR HER CHOOSING CONCERNING THE EXECUTION OF THIS RELEASE AND THAT THE UNDERSIGNED IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Acknowledged as being the true agreement of the parties, this 9th day of February, 2001.


EMPLOYEE

/s/ Kirk Zambetti
-------------------------------
Kirk Zambetti